Exhibit 10.1

EMPLOYMENT AGREEMENT – Anthony M. Sanfilippo

This Employment Agreement (the “Agreement”), is entered into as of October 12 , 2009, by and between Hudson Holding Corporation, a Delaware corporation (the “Company”), having an address of 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, and Anthony M. Sanfilippo (the “Employee”), residing at 261 Bayberry Lane, Westport, Connecticut 06880.

WITNESSESTH:

WHEREAS, the Company is in the business of securities clearing and brokerage, primarily through its wholly owned subsidiary Hudson Securities, Inc. that is a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission (“SEC”), along with its additional subsidiary Hudson Technologies, Inc.; and

WHEREAS, the Company wishes to employ the Employee and the Employee is willing to be so employed and to render services to the Company, all upon the terms and subject to the conditions contained herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Employment. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to enter the employ of the Company, for the period set forth in Paragraph 2 hereof, to render the services to the Company, its affiliates and/or subsidiaries described in Paragraph 3 hereof.

2. Term. Employee’s term of employment (the “Agreement Term”) under this Agreement shall commence on October 12, 2009 (the “Effective Date”) and shall continue for a period of thirty six months through October, 12, 2012 unless extended in writing by both parties or earlier terminated pursuant to the terms and conditions set forth herein.

3. Duties.

(a) Employee shall be employed as the Company’s Chief Executive Officer of the Company and Hudson Securities, Inc. It is understood that he will become a member of the Board of Directors of the Company and its subsidiaries. In his capacity as Chief Executive Officer, Employee shall have the customary powers, responsibilities and authorities of Chief Executive Officers of corporations of the size, type and nature of the Company, including that of a public company. It is agreed that Employee shall perform his services principally in the Company’s Jersey City, New Jersey offices, as well as in the offices of the Company’s affiliates and/or subsidiaries, as required by his duties and responsibilities, or in any other location mutually agreeable to the parties.

(b) Employee shall report to the Board of Directors (the “Board”) of the Company and agrees to abide by all bylaws and applicable policies of the Company promulgated from time to time by the Board of the Company.

4. Exclusive Services and Best Efforts. Employee shall devote all of his working time, attention, best efforts and ability during regular business hours exclusively to the service of the Company, its affiliates and subsidiaries during the term of this Agreement. Nothing shall preclude Employee from (i) engaging in charitable activities and community affairs or (ii) managing his personal investments and affairs; provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities as an employee of the Company.

5. Compensation. As compensation for his services and covenants hereunder, the Company shall pay Employee the following:

(a) Salary. The Company shall pay Employee a salary (the “Salary”) at the rate of $275,000 per year, pro rated for the period from October 12, 2009 to December 31, 2009. The salary will be reviewed annually by the Compensation Committee in conjuction with the Board of Directors, and may be subject to adjustment pending such review. The Salary shall be payable in accordance with the regular payroll practices of the Company.

(b) Annual Bonus.

In the event the Company’s annual consolidated pretax earnings, as determined in accordance with generally accepted accounting principles, and reported in the Company’s Form 10-K (the “Company’s Earnings”), but excluding and any termination payments to or on behalf of the former CEO made by the Company, are positive for any fiscal year the Company shall pay Employee annual bonus compensation (the “Annual Bonus”) in an amount equal to 6% of the Company’s Earnings for such fiscal year. The Annual Bonus will be pro rated for the period from the Effective Date of this Agreement to the first fiscal year end .

(i)

A prorated portion of the Annual Bonus shall be payable quarterly (the “Quarterly Payment”) in the event quarterly and year to date consolidated pretax earnings (the “Quarterly Earnings”) are positive and after deducting any bonus payments made hereunder in the current fiscal year. All Quarterly Payments are subject to a holdback of 25% (the “Holdback”) of the Quarterly Payment due Employee. In the event the Quarterly Earnings are not positive calculated on a year to date basis, no Quarterly Payment for that quarter shall be made and payment of the Annual Bonus, if any, shall be deferred to the subsequent quarters through the completion of the fiscal year. Adjustment will be made to the Annual Bonus at year end to reflect any quarters subsequent to Quarterly Payments where Quarterly Earnings are not positive calculated on a year to date basis. Payment of the Annual Bonus at the end of the fiscal year shall be paid upon the filing of the Form 10-K and the payment of a Quarterly Payment, when due, shall be made within forth five (45) days of the completion of the fiscal quarter. To the extent the Annual Bonus is due to Employee at the completion of the fiscal year (including the Holdback), such payment shall be less any Quarterly Payments received by Employee during the fiscal year. To the extent that any payment received by the Employee in a fiscal year is in excess of the Annual Bonus due for such fiscal year, such excess amount shall be credited against the amount due to Employee for the Annual Bonus for the succeeding fiscal year. In the event that Employee is entitled to a Termination Payment under Section 13 hereunder, any Quarterly Payments that are an overpayment of the Annual Bonus prior to the Termination Payment will be deducted.

Notwithstanding the foregoing, in no event shall the Annual Bonus payable to Employee pursuant to this Section 5(b) in any fiscal year during the Agreement Term exceed $6,000,000.

6. Equity Compensation

(a) The Executive shall receive a grant of 2,500,000 restricted shares of the Company’s common stock (the “Shares”) on the Effective Date. Based upon the closing price of the Company’s Common Stock on the trading day immediately prior to the date hereof, the per share value of such restricted shares shall be $            . Twenty-five (25%) of the Shares shall vest immediately and the balance of the Shares shall be subject to vesting pursuant to subsection (c) below.

(b) The Executive shall be awarded an option grant to purchase 2,500,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to .50 cents per share. Twenty-five (25%) of the Options shall vest immediately and the balance of the Such options shall be subject vesting pursuant to subsection (c) below.

(c) Seventy-five (75%) percent of the Shares and Options shall be subject to three year vesting in increments of one third each year, commencing on the first anniversary of the Effective Date and ending on the third anniversary of the Effective Date, except in the case of a Change of Control, in which case subsection (d) governs.

(d) In the event of a Change of Control, all unvested shares and options outstanding at the time of such Change of Control will be subject to immediate vesting .

7. Business Expenses. Employee shall be reimbursed by the Company for those business expenses incurred by him, which are reasonable and necessary for the Employee to perform his duties under this Agreement, upon submission of such accounts and records as may reasonably be required by the policies established from time to time by the Company.

8. Confidentiality. Employee shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company and in no way harmful to the Company, at any time either during the term of this Agreement or thereafter, any trade secrets, knowledge, data, intellectual property or other information of the Company relating to the Company and its businesses, including, without limitation, information regarding cost of new accounts, customer lists, customer activity rates and other customer information, technology (hardware and software), discoveries, processes, algorithms, mask works, strategies, products, processes, know how, technical data, designs, formulas, test data, business plans, marketing plans and advertising results or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services (collectively “Confidential Information”). Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the discharge of his duties thereunder. The terms of this paragraph shall survive termination of this Agreement. Notwithstanding anything to the contrary herein, Employee shall not have any obligation to keep confidential any information that: (a) is required by law or regulation to be disclosed by Employee, or (b) is required to be disclosed by Employee to any government agency or person to whom disclosure is required by judicial or administrative process.

9. Return of Confidential Material Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Employee’s services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement.

10. Other Obligations; Certain Representations.

(a) Employee acknowledges that the Company from time to time may have agreements with other persons which impose obligations or restrictions on the Company made during the course of work there under or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company there under.

(b) All of Employee’s obligations under this Agreement shall be subject to any applicable agreements with, and policies issued by the Company to which Employee is subject, that are generally applicable to the five highest paid executives of the Company.

(c) Employee represents and warrants that he has the legal capacity to enter into this Agreement, is under no employment contract, bond, confidentiality agreement, non-competition agreement, or any other obligation that would violate or be in conflict with the terms and conditions of this Agreement or encumber his performance of duties assigned to him by the

Company. Employee further represents and warrants that he has not signed or committed to any employment or consultant duties or other obligations that would divert his full attention from or conflict with the duties assigned to him by the Company.

(d) Employee holds all licenses required by FINRA, all applicable self regulatory organizations, and all federal and state securities and other laws necessary to perform services to the Company as contemplated by this Agreement. All such licenses are in full force and effect, and Employee covenants to take such action as is necessary to maintain all such licenses in full force and effect during the term of this Agreement.

10. Trade Secrets of Others. Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or allow the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

11. Employee Benefits. During the Agreement Term, the Employee shall be entitled to such insurance, disability and health and medical benefits and be entitled to participate in such retirement plans or programs as generally made available to employees of the Company pursuant to the policies of the Company; provided that the Employee shall be required to comply with the conditions attendant to such coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. The Employee shall also be entitled to six (6) weeks paid vacation each year at such times as does not interfere with Employee’s performance of his duties hereunder. Unused vacation days may be carried forward to subsequent years. Furthermore, Employee will be entitled to at least nine (9) paid holidays each calendar year. The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule for that year. The Company may withhold from any benefits payable to the Employee all federal, state, local and other taxes and amounts as shall be permitted or required pursuant to law, rule or regulation.

12. Death and Disability.

(a) The Agreement Term shall terminate on the date of Employee’s death, in which event the Employee’s Salary and reimbursable expenses and benefits owing to Employee through the date of Employee’s death shall be paid to his estate. Employee’s estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 12(a).

(b) If, during the Agreement Term, in the opinion of a duly licensed physician acceptable to the Employee and the Company, the Employee because of physical or mental illness or incapacity shall become substantially unable to perform the duties and services required of him under this Agreement for a period of six (6) or more consecutive months or an aggregate of nine (9) months in any twelve-month period (the “Disability”), the Company may, upon at least thirty (30) days’ prior written notice (given at any time after the expiration of such period) to the Employee of its intentions to do so, terminate this Agreement as of such date as may be set forth in the notice. In case of such termination, the Employee shall be entitled to receive his Salary and reimbursable expenses and benefits owing to the Employee through the date of termination. Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 12(b).

13. Termination for Cause/ Termination for Good Reason.

The Company may terminate the employment of Employee under this Agreement prior to expiration of the Term only for Cause (as hereinafter defined), Disability or the death of the Employee during the Agreement Term.

i. Upon such termination for Cause, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee his Salary, reimbursable expenses and benefits owing to the Employee through the date of termination and any Annual Bonus (or Quarterly Payment) due and not yet paid as of the Termination Date.

ii. Upon any termination without Cause or Employee’s termination or resignation for Good Reason, Employee will be paid in a lump sum, less all appropriate withholding, within 30 days of the termination date, a termination payment (the “Termination Payment”). The Termination Payment will be equal to (1) all unpaid Compensation under section 5 of the Agreement, and any amendments thereto, including Salary, that was not received by the Employee, for each calendar year, or portion thereof, from the Termination Date through the Agreement Term; (2) a payment equal to the cost of COBRA premiums for medical insurance that were not received by the Employee for each calendar year, or portion thereof, from the Termination Date through the Agreement Term and (3) any Annual Bonus (or Quarterly Payment) due and not yet paid as of the Termination Date.

(b) As used herein, the term “Cause” shall mean:

(i) a material breach or material default by Employee of the terms of (A) this Agreement (except any such breach or default that is caused by the Disability or death of Employee), which breach or default remains uncured after twenty (20) days following Employee’s receipt from the Company of written notice specifying such breach or default or (B) any material policy of the Company (including, without limitation, the Company’s policies with respect to insider trading and other trading activities);

(ii) gross negligence or willful misconduct by Employee or the breach of a fiduciary duty of Employee to the Company in the performance of his duties hereunder;

(iii) the commission by Employee of an act of fraud, embezzlement or any other crime by Employee in the performance of his duties as an employee hereunder;

(iv) conviction of Employee of a felony or any other crime that could materially interfere with the performance of Employee’s duties hereunder or materially damages the reputation of the Company;

(v) failure to hold and maintain in full force and effect during the term of this Agreement, all licenses required by FINRA all applicable self regulatory organizations, and all federal and state securities and other laws necessary to perform services to the Company as contemplated by this Agreement;

(vi). Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony or any nature whatsoever.

(vii) Intentionally giving or accepting undisclosed material commissions or other payments in cash or in kind in connection with the affairs of the Company or its clients.

(c) As used herein, the term “Good Reason” is defined as any of the following events which are not cured by Company within twenty (20) days after receipt of written notice of termination from Employee based on: (i) reduction in the Employee’s (then) current Salary; (ii) diminution, reduction or other adverse change in the Annual Bonus, Quarterly Payment, or other incentive compensation opportunities available to the Employee; (iii) a change in the Employee’s title subordinate to the title of chief Executive Officer or a significant diminution of the Employee’s title, position, authority, duties or responsibility,; (- (iv) assignment to the Employee of duties incompatible with the position of Chief Executive Officer; (v) a determination by a court that there has occurred a material breach by the Company of any provision of this Agreement, or any amendments thereto, which is not remedied within 20 days after receipt by the Company of written notice from Employee; or (vi) a Change in Control as defined in section14.

(d ) Employee shall not be required to mitigate the amount of the Termination Payment called for by Section 13, or any other payments or benefits due under this Agreement, by seeking other employment.

14. Change of Control.

In the event that there occurs a “Change of Control” (as defined below) during the term of this Agreement and as a result thereof the Employee resigns for Good Reason (as defined in Section 13(c) above), or this Agreement is terminated, the Company expressly agrees that upon such resignation or termination, the Company shall pay to the Employee the Termination Payment set forth in Section 13 above. As used herein, the term “Change of Control” shall mean, either

(i)	any Person, or “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the combined voting power of the then outstanding securities of the Corporation that are entitled to vote generally for the election of the Corporation’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Corporation approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made).

(ii)	as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Corporation’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;

(iii)	the shareholders of the Corporation or the Corporation approve a Business Combination, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person and any Affiliate and any employee benefit plan or related trust of the Corporation or the Corporation resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination are Continuing Directors.

15. Remedy. (a) It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages or in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to damages the Company may be entitled to recover.

(b) In the event of any dispute, controversy or claim arising under this Agreement, the court or arbitration panel that decides the dispute, controversy or claim has the right and power to award to the prevailing party recovery of any or all costs of the legal proceeding (whether in court or in arbitration), interest on any amount awarded from the date due, and reasonable attorneys’ fees and expenses. “

16. Representations and Warranties of Employee.

(a) In order to induce the Company to enter into this Agreement, Employee hereby represents and warrants to the Company as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound of subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

(b) Employee hereby agrees to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by Employee of any of his representations or warranties set forth herein.

17. Notices. All notices given hereunder shall be in writing and shall be deemed effectively given when mailed, if sent by registered or certified mail, return receipt requested, address to Employee at his address set forth on the first page of this Agreement and to the Company at its address set forth on the first page of this Agreement, Attention: Daisy Minott, with a copy to Haynes & Boone, LLP, 1221 Avenue of the Americas, `26th Floor, New York, NY 10020-1007, Attention: Eden Rohrer, Esq., or at such address as such party shall have designated by a notice given in accordance with this Paragraph 6.

18. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and no change, alteration or modification hereof may be made except in writing signed by the parties hereto. Any prior or other agreements, promises, negotiations, understandings or representations not expressly set forth in this Agreement are of no force or effect.

19. Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the remainder of this Agreement shall continue in full force and effect.

20. Amendments, Modifications, Waivers. No amendment, modification or waiver of any provisions of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in specific instances and for the specific purpose for which given.

21. Assignment. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors and assigns. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, acquisition, consolidation, purchase or otherwise, and such successor shall thereafter be deemed “the Company” for purposes hereof.

22. Applicable Law. This Agreement shall be deemed to have been made, drafted, negotiated and the transactions contemplated hereby consummated and fully performed in the State of New Jersey and shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law rules thereof.

23. Jurisdiction and Venue. It is hereby irrevocably agreed that all disputes or controversies between the Company and Employee arising out of, in connection with or relating to this Agreement must be brought in the New Jersey Superior Court, Hudson County or in the United States District Court for the District of New Jersey (if jurisdiction is available in such court). Each party irrevocably and unconditionally commits to the in personam jurisdiction of such courts and waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such courts, any claim that any such suit and action or proceeding brought in such court has been brought in an inconvenient forum. In any suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, compliant or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 6 hereof.

24. Full Understanding. Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any that he desired, he availed himself of this right, that he has carefully read and fully understands all provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document, which is that it constitutes and agreement of employment.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HUDSON HOLDING CORPORATION

By:	/s/
Name: Keith Knox
Title: President

EMPLOYEE

/s/
Anthony M. Sanfilippo